UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2008
SUTURA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25548	84-1010269
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17080 Newhope Street, Fountain Valley, California	92708
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (714) 437-9801
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 8.01. Other Events
SIGNATURES

This Form 8-K, as well as other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”), contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.
Item 1.01. Entry into a Material Definitive Agreement.
     To the extent required by Item 1.01 of Form 8-K, the information contained in Item 8.01 of this Current Report is hereby incorporated by reference into this Item 1.01.
Item 8.01. Other Events.
     On November 3, 2008, Sutura, Inc. (“Registrant”) entered into a binding Letter of Intent (the “Letter”) providing for the sale of all of Registrant’s non-cash assets and $3.0 Million of its cash and cash equivalents to Nobles Medical Technologies, Inc., a Delaware corporation (“Buyer”), in exchange for a cash payment of $6.75 Million (the “Acquisition”). Anthony Nobles, an officer and director of Registrant, is also an officer, director and shareholder of the Buyer.
     The Letter provides that the obligation of the parties to effect the Acquisition shall be subject to the execution by the parties of a definitive agreement containing customary and appropriate terms for a transaction of the type contemplated, and that the parties agree to use best efforts to negotiate and execute such a definitive agreement on or before November 15, 2008.
     Unless the parties agree otherwise, the Letter will terminate (except as to provisions regarding publicity, expenses and break-up fees) on the earliest of (i) the execution of a definitive agreement by the parties, (ii) written notice of termination from either party, or (iii) December 15, 2008. Pursuant to the Letter, both parties will place into escrow an amount equal to $500,000 as a break-up fee that will be payable to the other party in certain circumstances if the Acquisition is not consummated. The Letter also provides that the Buyer will increase its aggregate escrow amount to at least $2.5 million upon the execution of the definitive agreement, and to at least $6.75 million upon mailing of a final proxy or information statement to Registrant’s stockholders in connection with the Acquisition.
     Registrant has also agreed that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, affiliates, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any alternative acquisition proposal involving Registrant after the aggregate amounts deposited by Buyer into the escrow described above equal or exceed $6.75 million. Prior to that time, these limitations will not be in effect, and Anthony Nobles has agreed to support Registrant’s efforts to find alternative bidders for the business or assets of the Registrant consistent with his fiduciary duties.
     The Letter also provides that following its execution, Buyer and its designated representatives shall manage and be in charge of the operations and day-to-day business of Registrant subject to such general oversight by Registrant’s Board of Directors as is required for the Board to exercise its fiduciary duties. While the Letter is in effect, Buyer is required to conduct the operations of Seller within a budgetary maximum spending limit of $500,000 (the “Closing Budget”) which will be funded by Registrant. The Closing Budget amounts shall be segregated from Registrant’s other accounts and funds for use by Buyer in running the day-to-day operations of Seller. Following December 15, 2008, if Buyer needs additional funds to manage the business of Registrant until the Acquisition closes, then Registrant will increase the amount of the Closing Budget by the amount that Buyer increases the amount of its break-up fee.
     The amount of outstanding senior secured debt issued by Registrant exceeds the amount of consideration to be received by Registrant pursuant to the Acquisition. Further, following consummation of the Acquisition, Registrant intends to wind-down, liquidate and dissolve. If the Acquisition is consummated pursuant to its terms, the shareholders of Registrant will not receive any funds from the Acquisition or the eventual liquidation and dissolution of Registrant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUTURA, INC.

(Registrant)

Date: November 11, 2008
/s/ Brian Abraham

Brian Abraham
Chief Executive Officer